Exhibit 10.5

STERIS CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

WHEREAS,                      (the “Grantee”), as an employee of STERIS Corporation, an Ohio corporation (“STERIS”), or a STERIS Subsidiary; has been approved for the grant of Restricted Share Units by the STERIS Board of Directors;

NOW, THEREFORE, pursuant to the STERIS Corporation 2006 Long-Term Equity Incentive Plan, as amended (the “Plan”), STERIS hereby grants to the Grantee              Restricted Stock Units (as defined in the Plan) (the “Units”), effective as of                  (the “Date of Grant”). The value assigned to the Units will be the closing price of STERIS common stock on the New York Stock Exchange on the Date of Grant, subject to the terms and conditions of the Plan, [such other agreement, if applicable] and the following additional terms, conditions, limitations and restrictions.

1.	Issuance of Units. The Units represent the right of the Grantee to receive from the Company the number of Common Shares equal to the number of Units granted hereby, if and when the Units become nonforfeitable as provided herein.

2.	Documents Delivered with Agreement. STERIS has delivered to the Grantee, along with two copies of this Agreement, the following documents: (a) a copy of STERIS’s Policy Prohibiting the Improper Use of Material Non-Public Information (the “Policy”); (b) a copy of the Plan and its related Prospectus; (c) two execution copies of a Nondisclosure and Noncompetition Agreement to be entered into between STERIS and Grantee (the “Nondisclosure Agreement”); (d) two copies of an acknowledgement form (the “Acknowledgement Form”); and (d) a copy of STERIS’s most recent integrated Annual Report to Shareholders and Form 10-K (the “Annual Report”). By executing this Agreement, the Grantee acknowledges receipt of these documents.

3.	Vesting of Units. Subject to the terms of this Agreement and the Plan, the Units and the Grantee's right to receive the Common Shares subject to the Units shall become non-forfeitable:

(a) on the following schedule if the Grantee shall have remained in the continuous employment of STERIS and/or a STERIS Subsidiary until the date indicated below:

If the Grantee remains continuously employed with STERIS until:	The following number of Units shall become non-forfeitable:

[AS DETERMINED FROM TIME TO TIME]

and (b) on a prorated basis in the event of Grantee's death or Disability (as defined below) on or after                 , 20    , if the Grantee shall have remained in the continuous employment of STERIS during the period preceding his death or Disability.

4.	Forfeiture of Units. Subject to the terms of this Agreement and the Plan, if the Grantee ceases to be employed by STERIS or a STERIS Subsidiary prior to , 20 , the number of Units that have not become non-forfeitable immediately following such termination of employment (after giving effect to Section 3 in the event of Grantee’s death or Disability) shall be forfeited.

5.

Payment of Units. The Company shall transfer to the Grantee (or to Grantee's executor or administrator in the event the Units become nonforfeitable by reason of the Grantee's death) the Common Shares subject to the Units when the Units become nonforfeitable, provided that if the Grantee is a "specified employee" (within the meaning of Section 409A of the Internal Revenue Code) at the time that the Units become nonforfeitable, the transfer of the Common Shares shall be delayed for six months if such delay is necessary to avoid the imposition of increased tax under Section 409A(a)(1)(B)(i) of the Internal Revenue Code.

6.	Compliance with Law. STERIS shall make reasonable efforts to comply with all applicable federal and state securities laws, including, without limitation, using its best efforts to maintain the effectiveness of a registration statement under the Securities Act of 1933 covering the Common Shares to be issued pursuant to the Units; provided, however, notwithstanding any other provision of this Agreement, STERIS shall not be obligated to issue any Common Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law. If the Company is unable to issue the Common Shares as described in the preceding sentence, the parties agree to use their best efforts to negotiate an alternative arrangement.

7.	Continuous Employment. For purposes of this Agreement, the continuous employment of the Grantee with STERIS or a STERIS Subsidiary shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of STERIS or STERIS Subsidiary, by reason of (i) the transfer of his or her employment among STERIS and its Subsidiaries or (ii) a leave of absence approved by the Board or the Committee.

8.	Certain Determinations. Application, violation, or other interpretation of the terms of this Agreement, the Plan, the Nondisclosure Agreement, the Policy, or any STERIS policy shall be determined by the Board, in its sole discretion, and its determination shall be final and binding on the Grantee and STERIS.

9.	Termination of the Plan; No Right to Future Grants; No Right of Employment; Extraordinary Item of Compensation. By entering into this Agreement, the Grantee acknowledges: (a) that the Plan is discretionary in nature and may be suspended or terminated by STERIS at any time; (b) that each grant of Units is a one-time benefit which does not create any contractual or other right to receive future grants of Units, or benefits in lieu of Units; (c) that all determinations with respect to any such future grants, including, but not limited to, the times when the Units shall be granted, the number of shares subject to each grant of Units, and the time or times when the Units shall become nonforfeitable, will be at the sole discretion of STERIS; (d) that the Grantee’s participation in the Plan shall not create a right to further employment with the Grantee’s employer and shall not interfere with the ability of the Grantee’s employer to terminate the Grantee’s employment relationship at any time with or without cause; (e) that the Grantee’s participation in the Plan is voluntary; (f) that the value of the Units is an extraordinary item of compensation; (g) that the Units are not part of normal and expected compensation for purposes of any other employee benefit plan or program of STERIS, including for purposes of calculating any severance, resignation, redundancy, end of service, bonus, long-service, pension or retirement benefits or similar payments; (h) that the right to earn a nonforfeitable right to the Units ceases upon termination of employment for any reason except as may otherwise be explicitly provided in the Plan or this Agreement; (i) that the future value of the shares is unknown and cannot be predicted with certainty; and (j) that, where the Grantee’s employer is a STERIS Subsidiary or affiliate of STERIS, the Units have been granted to the Grantee in the Grantee’s status as an employee of such Subsidiary or affiliate, and can in no event be understood or interpreted to mean that STERIS is the Grantee’s employer or that the Grantee has an employment relationship with STERIS.

10.

Employee Data Privacy. By entering into the Agreement, and as a condition of this award of Units, the Grantee consents to the collection, use and transfer of personal data as described in this Section 10. The Grantee understands that STERIS and its Subsidiaries hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares of stock or directorships held in STERIS, details of all Units or other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of managing and administering the Plan (“Data”). The Grantee further understands that STERIS and/or its Subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration and management of the Grantee’s participation in the Plan, and that STERIS and/or its Subsidiaries may each further transfer Data to any third parties assisting STERIS in the implementation, administration and management of the Plan (“Data

Recipients”). The Grantee understands that these Data Recipients may be located in the Grantee’s country of residence, the European Economic Area, and in countries outside the European Economic Area, including the United States. The Grantee authorizes the Data Recipients to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any transfer of such Data, as may be necessary or appropriate for the administration of the Plan and/or the subsequent holding of shares of stock on the Grantee’s behalf, to a broker or third party with whom the shares acquired on exercise may be deposited. The Grantee understands that he or she may, at any time, review the Data, require any necessary amendments to it or withdraw the consent herein by notifying STERIS in writing. The Grantee further understands that withdrawing consent may affect the Grantee’s ability to participate in the Plan, at the sole discretion of the Board or the Chief Executive Officer or its delegatee or delegatees.

11.	Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. All terms used herein with initial capital letters and not otherwise defined herein that are defined in the Plan shall have the meanings assigned to them in the Plan.

12.	Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent.

13.	Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.

14.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

15.	Miscellaneous. Nothing contained in this Agreement shall be understood as conferring on Grantee any right to continue as an employee of STERIS or any STERIS Subsidiary or affiliate. STERIS reserves the right to correct any clerical, typographical, or other error in this Agreement or otherwise with respect to this grant. This Agreement shall inure to the benefit of and be binding upon its parties and their respective heirs, executors, administrators, successors, and assigns, but the Units shall not be transferable by Grantee other than as provided in Section 17 of the Plan.

The undersigned hereby acknowledges receipt of an executed original of this Restricted Stock Unit Agreement, together with copies of the documents noted in Section 2 hereof, and accepts the award of Units granted hereunder on the terms and conditions set forth herein and in the Plan.

Dated: , 20
[Grantee’s Name]

Executed by and on behalf of STERIS Corporation as of the      day of                 , 20    .

STERIS CORPORATION

By:
Name:
Title: